EXHIBIT 20.1

IMAGIS TECHNOLOGIES INC.
 Suite 1300 - 1075 West Georgia Street
Vancouver, British Columbia V6E 3C9
Telephone: (604) 684-2449 Fax: (604) 684-4601

INFORMATION CIRCULAR
 as at May 15, 2002
(unless otherwise noted)

This Information Circular is furnished in connection with the solicitation of proxies by the management of IMAGIS TECHNOLOGIES INC. (the "Company") for use at the annual general meeting (the "Meeting") of its shareholders to be held on June 28, 2002, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. Pursuant to Section 111 of the Company Act (British Columbia), advance notice of the Meeting was published in The Vancouver Sun on April 30, 2002, and filed with the TSX Venture Exchange (the "TSXV")and all provincial Securities Commissions in Canada. Currency figures are Canadian Dollars unless otherwise noted.

GENERAL PROXY INFORMATION

Solicitation of Proxies

The solicitation of proxies will be primarily by mail, but proxies may be solicited personally or by telephone by directors, officers and regular employees of the Company. All costs of this solicitation will be borne by the Company.

Appointment and Revocation of Proxies

The individuals named in the accompanying form of proxy as proxyholders are directors or senior officers of the Company. A shareholder has the right to appoint a person, who need not be a shareholder, to attend and act for the shareholder and on the shareholder's behalf at the Meeting other than either of the persons designated in the accompanying form of proxy, and may do so either by inserting the name of that other person in the blank space provided in the accompanying form of proxy or by completing and delivering another suitable form of proxy.

A proxy will not be valid unless the completed, signed and dated form of proxy is delivered to the office of CIBC Mellon Trust Company by fax (604) 688-4301, by mail or by hand to Suite 1600, 1066 West Hastings Street, Vancouver, British Columbia, V6E 3X1 not less than 48 hours (excluding Saturdays, Sundays, and holidays) before the Meeting or the adjournment thereof at which the proxy is to be used.

A shareholder who has given a proxy may revoke it by an instrument in writing duly executed and delivered either to CIBC Mellon Trust Company or to the registered office of the Company at P.O. Box 11117, Royal Centre, Suite 1500 - 1055 West Georgia Street, Vancouver, British Columbia V6E 4N7, at any time up to and including the last business day that precedes the day of the Meeting or, if the Meeting is adjourned, that precedes any reconvening thereof, or to the chairman of the Meeting on the day of the Meeting or of any reconvening thereof, or in any other manner provided by law. A revocation of a proxy will not affect a matter on which a vote is taken before the revocation.

Registered and Unregistered Shareholders

Registered shareholders may vote the shares they hold in the Company either by attending the Meeting in person or, if they do not plan to attend the Meeting, by completing the proxy and following the delivery instructions contained in the form of proxy and this Information Circular.

Unregistered shareholders, being persons whose holdings of shares of the Company are registered in the name of a stockbroker or financial intermediary, must follow special procedures if they wish to vote at the Meeting. To vote in person at the Meeting, an unregistered shareholder must insert his or her name in the space provided in the proxy for the appointment of a person, other than the persons named in the proxy, as proxyholder. In such case, the unregistered shareholder attends as a proxyholder for their own shareholdings and is subject to the same limitations as any other proxyholder in voting shares (see "Exercise of Discretion"). If the unregistered shareholder does not plan to attend the Meeting, the unregistered shareholder can vote by proxy, by following the instructions included on the proxy and provided to the unregistered shareholder by the relevant financial intermediary. In either case, the proxy must be delivered in the manner provided for in this Information Circular or as instructed by the shareholder's financial intermediary. An unregistered shareholder who does not follow the instructions for delivery of the relevant form of proxy and who attends the Meeting will not be entitled to vote at the Meeting.

Exercise of Discretion

The nominees named in the accompanying form of proxy will vote or withhold from voting the shares represented thereby in accordance with the instructions of the shareholder on any ballot that may be called for. A proxy in the accompanying form will confer discretionary authority on the nominees named therein with respect to:

(a)     each matter or group of matters identified therein for which a choice is not specified, other than the election of directors and the appointment of an auditor,

(b)     any amendment to or variation of any matter identified therein, and

(c)     any other matter that properly comes before the Meeting.

In respect of a matter for which a choice is not specified in the proxy, the nominees named in the accompanying form will vote shares represented by the proxy for the approval of such matter.

As of the date of this Information Circular, management of the Company knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting, each nominee intends to vote thereon in accordance with the nominee's best judgment.

Voting Shares and Principal Shareholders

Voting of Common Shares - General

Only shareholders of record at the close of business on May 15, 2002, who either attend the Meeting personally or complete, sign and deliver a form of proxy in the manner and subject to the provisions described above will be entitled to vote or to have their shares voted at the Meeting. As of May 15, 2002, the Company had outstanding 17,703,638 fully paid and non-assessable common shares without par value, each carrying the right to one vote.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many shareholders as a substantial number of shareholders do not hold their common shares in their own name.Shareholders who do not hold their common shares in their own name (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of common shares can be recognized and acted upon at the Meeting. If the common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those shares will not be registered in the shareholder's name on the records of the Company. Such shares will more likely be registered under the names of the shareholder's broker or an agent of that broker. In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities, which acts as nominee for many Canadian brokerage firms). Common shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instruments of the Beneficial Shareholder. Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the broker's clients. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their common shares are communicated to the appropriate person.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. The purpose of the form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is limited to instructing the registered shareholders (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC"). IICC typically mails a special proxy form to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to IICC. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy form from IICC cannot use that proxy to vote shares directly at the Meeting - the proxy must be returned to IICC well in advance of the Meeting in order to have the common shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his or her broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxyholder for the registered shareholder and vote the common shares in that capacity. Beneficial Shareholders who wish to attend at the Meeting and indirectly vote their common shares as proxyholder for the registered shareholder should enter their own names in the blank space on the Instrument of Proxy provided to them and return the same to their broker (or broker's agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

Principal Holders of Common Shares

To the knowledge of the directors and senior officers of the Company, no person beneficially owns, directly or indirectly, or exercises control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company, which have the right to vote in all circumstances.

ELECTION OF DIRECTORS

The size of the board of directors is currently determined at seven. Shareholders will therefore be asked to approve an ordinary resolution that the number of directors elected be fixed at seven.

The term of office of each of the current directors will end at the conclusion of the Meeting. Each director elected will hold office until the conclusion of the next annual general meeting of the Company at which a director is elected, unless the director's office is earlier vacated in accordance with the Articles of the Company or the provisions of the Company Act (British Columbia).
Name, Present Position with Company and Municipality of Residence	Present Principal Occupation(1)	Previously a Director Since	Shares Owned(2)
Iain Drummond (3) President, Chief Executive Officer and Director Vancouver, B.C., Canada	President, Chief Executive Officer and director of the Company; previously President of Imagis Cascade Technologies Inc.	Feb. 12, 1999	7,500 direct
Altaf Nazerali (3) (5) (7) Director North Vancouver, B.C., Canada	Financier; President, Chief Executive Officer and director of Multivision Communications Corp.; President and director of Intacta Technologies Inc.	July 6, 1998	317,500 direct 97,500 indirect(6)
Rory Godinho (3) (5) Director West Vancouver, B.C., Canada	Lawyer; principal, Godinho Sinclair Shields; President and Director, dot.com Technologies Inc.	July 6, 1998	318,834 direct
Frederick Clarke (5) (7) Director Mission, B.C., Canada	Founder and Chairman of The Clarke Group of Companies, a diversified forestry organization	Feb. 12, 1999	50,000 direct 588,235 indirect(4)
Oliver "Buck" Revell Director Dallas, Texas, U.S.A.	Chairman of the Board of the Company; President, Revell Group International	Jan. 31, 2000	31,000 direct
Robert Gordon (7) Director Toronto, Ontario	Chief Executive Officer; Platform Computing Inc.; Previously Senior Vice-President Oracle Corporation	Feb. 15, 2000	Nil
Roy Trivett Surrey, B.C.	President of Trivett Holdings Ltd., an investment company	March 4, 2002	49,300 direct 45,000 indirect

(1)     Includes occupations for preceding five years unless the director was elected at the previous Annual General Meeting and was shown as a nominee for election as a director in the Information Circular for that meeting.

(2)     The approximate number of shares of the Company carrying the right to vote in all circumstances beneficially owned, directly and indirectly, or over which control or direction is exercised by each proposed nominee as of April 30, 2002.

(3)     Member of Executive Committee.

(4)     Pacific Cascade Consultants Ltd. ("Pacific") owns 1,176,470 common shares in the capital of the Company. Pacific is owned as to 50% by FWC Holdings Ltd., which is controlled by Frederick Clarke, and 50% by Andrew Amanovich, the Company's Chief Technology Officer.

(5)     Member of Audit Committee.

(6)     Units held by International Portfolio Management Inc., a company controlled by Mr. Nazerali. Each unit consists of one common share and one non-transferable share purchase warrant entitling the holder to purchase an additional common share for a period of one year at a price of $1.10 per share. The units were issued on April 26, 2001.

(7)     Member of Compensation Committee.

Pursuant to the provisions of the Company Act (British Columbia) the Company is required to have an Audit Committee whose members are indicated above.

REMUNERATION AND APPOINTMENT OF AUDITORS

The persons named in the enclosed proxy, unless directed by the shareholders completing the proxy to abstain from doing so, intend to vote for the appointment of KPMG LLP, Chartered Accountants, of 777 Dunsmuir Street, Vancouver, British Columbia, as auditors for the Company to hold office until the next Annual General Meeting of the shareholders, at a remuneration to be fixed by the directors.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

During the Company's financial year ended December 31, 2001, the aggregate direct remuneration paid or payable to the Company's directors and senior officers by the Company and its subsidiaries, all of whose financial statements are consolidated with those of the Company, was $332,986. There was no direct remuneration paid or payable to Company's directors and senior officers by subsidiaries of the Company whose financial statements are not consolidated with those of the Company.

No pension plans or retirement benefit plans have been instituted by the Company and none are proposed at this time.

During the financial year ended December 31, 2001, the Company paid office expenses of $323,850 for accounting, rent and administrative expenses charged by a company, a director of the Company. Of this amount, $120,000 was for rent of office space.

Statement of Executive Compensation
		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name and Principal Position of Named Executive Officer	Fiscal Year Ending	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Granted Under Options/ SARs(1) Granted #	Restricted Shares or Restricted Share Units ($)	LTIP(2) Payouts ($)	All Other Compen- Sation ($)
Iain Drummond President and Chief Executive Officer	2001	144,000	N/A (3)	9,600	100,000	N/A	N/A	N/A
	2000	143,667	N/A (3)	9,600	N/A	N/A	N/A	N/A
	1999	143,667	N/A	9,600	N/A	N/A	N/A	500,000 (4)
Andrew Amanovich Chief Technology Officer	2001	110,000	N/A	N/A	160,000	N/A	N/A	N/A
	2000	95,000	N/A	N/A	15,000	N/A	N/A	N/A
	1999	93,000	N/A	N/A	75,000	N/A	N/A	N/A

(1)     "SARS" or "stock appreciation right" means a right granted by the Company, as compensation for services rendered, to receive a payment of cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities of the Company.

(2)     "LTIP" or "long term incentive plan" means any plan which provides compensation intended to serve as incentive for performance to occur over a period longer than one financial year, but does not include option or stock appreciation right plans or plans for compensation through restricted shares or restricted share units.

(3)     Mr. Drummond has been granted, subject to TSXV acceptance, a bonus of 20,000 shares based on the Company's performance over the combined 2000 and 2001 fiscal years. As the grant of the bonus has not been filed for acceptance as of the date of this Information Circular, it is not reflected on the Company's financial statements and is therefore not inserted in the table "Statement of Executive Compensation".

(4)     Mr. Drummond was issued a warrant to purchase 400,000 common Shares at an exercise price of $1.25 per share in consideration for renouncing his right to acquire up to a 6% interest in the equity in Imagis Cascade.

The Company has no long-term incentive plans and in accordance with the instructions contained in BCF51-904F of the Rules to the Securities Act (British Columbia), the table respecting LTIP awards is not presented.

Option/SAR Grants During the Most Recently Completed Financial Year

The following table sets forth the Company's stock option grants to its CEO and other named executive officer during the year ended December 31, 2001:

Individual Grants
Name	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date
Iain Drummond	100,000	9.9%	$1.00	65,000	August 30, 2006
Andrew Amanovich	160,000	15.8%	$1.00	104,000	August 30, 2006

Aggregate Option/SAR Exercises During the Most
Recently Completed Financial Year and Financial Year Option/SAR Values

The following table sets forth for the Company's CEO and other named executive officer the number of shares acquired upon exercise of stock options during the year ended December 31, 2001 and the number of shares subject to exercised and unexercised stock options held as of December 31, 2001.
Name of Executive Officer	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)	Unexercised Options/SARS at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised in the Money Options/SARS at Fiscal Year End ($)[1] Exercisable/Unexercisable
Iain Drummond	Nil	Nil	33,333/66,667	38,666/73,334
Andy Amanovich	3,000	900	92,334/5,000	107,107/5,800

1 The value of unexercised in-the-money options at December 31, 2001 is based upon a price of $2.16 per share, the closing price of the Company's common shares on the TSXV at such time, less the exercise price per share.

Termination of Employment, Change in Responsibilities and Employment Contracts

There are no compensatory plans or arrangements with respect to the Named Executive Officers resulting from the resignation, retirement or any other termination of employment of the officer's employment or from a change of the Named Executive Officer's responsibilities following a change in control.

Compensation of Directors

There are no arrangements under which directors were compensated by the Company and its subsidiaries during the financial year ended December 31, 2001, for their services in their capacity as directors or consultants other than for the sum of $2,000 per month plus taxes payable to each of Ms. Sandra Buschau, a former Director and Secretary of the Company, and Mr. Rory Godinho, a Director and the current Secretary of the Company, for consulting services.

ADDITIONAL COMPANY INFORMATION

Indebtedness of Directors, Executive Officers and Senior Officers

None of the directors, executive officers, or senior officers of the Company or any subsidiary thereof, or any associate or affiliate of any of them, is or has been indebted to the Company.

Directors' and Officers' Liability

Under an existing policy of insurance, the Company is entitled to be reimbursed for indemnity payments it is required or permitted to make to directors and officers. The directors and officers of the Company as individuals are insured for losses arising from claims against them for certain of their acts, errors or omissions. The policy provides a maximum coverage in any one-policy year of US$5 million in annual claims (subject to a deductible of US $100,000 per securities and other conduct claim and US$50,000 for other claims) payable by the Company. The annual premium in the current fiscal year is US$68,480. The premiums for the policy are not allocated between directors and officers as separate groups.

Interest of Insiders in Material Transactions

To the knowledge of management of the Company, no insider or nominee for election as a director of the Company had any interest in any material transaction during the year ended December 31, 2001, or has any interest in any material transaction in the current year, except as set out herein and as follows:

(a)     Pursuant to the Company's news releases of February 19, 2001 and March 22, 2001, the Company arranged a private placement of 1,270,000 units at a price of $1.00 per unit, of which the following directors and senior officers of the Company subscribed for units:

Name of Director/Senior Officer	Number of Units
International Portfolio Management Inc.(1)	97,500

(1)      A company controlled by Mr. Altaf Nazerali.

Each unit consists of one common share and one non-transferable share purchase warrant entitling the holder thereof to purchase an additional common share for a period of one year at a price of $1.10 per share. The units to International Portfolio Management Inc. were issued on April 26, 2001.

Management Contracts

Pursuant to an agreement dated February 23, 1999, the Company retained Mr. Iain Drummond to act as President and Chief Executive Officer. As of March 1, 2002, he is paid a salary of $155,000 per annum. If the Company achieves its annual sales, expenditure and profitability targets, Mr. Drummond is entitled to a bonus equivalent to a maximum $100,000. The Company's executive committee reviewed the Company's performance during fiscal 2000 and 2001 and came to the conclusion that, in light of the Company's tremendous growth and the time and commitment demanded of Mr. Drummond, that bonuses for 2000 and 2001 be merged together. As a result for the fiscal period ended December 31, 2001 Mr. Drummond was granted a bonus of 20,000 common shares, subject to the acceptance of the TSXV.

In addition, under the terms of the Mr. Drummond's employment agreement and a share purchase agreement, the Company issued a warrant to purchase 400,000 shares at an exercise price of $1.25 to Mr. Drummond exercisable in accordance with the following vesting schedule:

(a)     133,333 Shares may be acquired on or before February 23, 2001;
(b)     133,333 Shares may be acquired on or before February 23, 2002; and
(c)     133,334 Shares may be acquired on or before February 23, 2003.

The 266,666 warrants that were originally collectively due to expire on February 23, 2001 and February 23, 2002 were extended to June 25, 2002 effective February 19, 2002.

Once vesting has occurred with respect to a portion of the shares, Mr. Drummond has two (2) years from the date of vesting with respect to that portion of the vested shares only to purchase the common shares. In addition, the Drummond Warrant is exercisable only if on the date of such exercise, Mr. Drummond is a director, officer or employee of the Company.

Pursuant to an agreement dated February 23, 1999, the Company retained Andrew Amanovich to act as Chief Technology Officer (the
"Amanovich Employment Agreement"). Pursuant to the Amanovich Employment Agreement, Mr. Amanovich's current annual salary is approximately $122,000.

Pursuant to an agreement dated February 25, 1999, between the Company and Mr. Shafiq Nazerali-Walji, Mr. Nazerali-Walji agreed to provide management advice to the Company's board of directors. Under this agreement, he is also responsible for corporate financing activities and for coordinating the dissemination of corporate information to shareholders, the investment community and the general public. Mr. Nazerali receives $1,000 per month (plus applicable GST) for his services. The agreement was for an initial term of one year and has automatically renewed for each subsequent year.

Management services for the Company are not, to any material degree, performed by persons other than the senior officers of the Company.

PARTICULARS OF MATTERS TO BE ACTED UPON

Amendment to 2000 Stock Option Plan

In order to provide incentive to directors, officers, employees, management, and others who provide services to the Company to act in the best interests of the Company, the Company adopted a stock option plan in 1999 (the "1999 Plan"). The 1999 Plan was approved by shareholders at the Company's annual general meeting held on June 16, 1999. Under the 1999 Plan, a total of 1,800,000 shares of the Company were reserved for share incentive options to be granted at the discretion of the Company's board of directors to eligible optionees (the "Optionees"). The 1999 Plan was accepted by the Vancouver Stock Exchange on August 24, 1999.

In order to increase the number of options available for grant, the Company adopted a new plan (the "2000 Plan") which was approved by disinterested shareholders of the Company at its Annual General Meeting held on June 23, 2000. Under the 2000 Plan the options available for grant increased to 2,381,960. The 2000 Plan was accepted by the Canadian Venture Exchange on March 1, 2001.

In order to further increase the number of options available for grant, the Company sought and received shareholder approval for an increase under the 2000 Plan at the Company's Annual General Meeting held on June 29, 2001. The number of options available was set at 20% of the Company's issued and outstanding as at June 29, 2001. On that date the Company had 14,463,298 common shares issued and outstanding such that the maximum number of options available for grant was calculated at 2,892,660. The amended 2000 Plan was accepted by the Canadian Venture Exchange on March 1, 2001. Management now seeks shareholder approval for the Company to amend the 2000 Plan (the "2002 Amendment") in accordance with and subject to the rules and policies of the TSXV in order to increase the number of allowable options under the 2000 Plan. It is proposed that, subject to TSXV and shareholder approval, the total number of common shares allotted and reserved for future issuance will be equivalent to approximately 20% of the issued and outstanding share capital of the Company as of June 28, 2002.

The effect of approving the 2002 Amendment will be to reset the number of options available for grant to be calculated on the basis of the difference between the existing options outstanding as of the date of the Meeting and the amount that is equivalent to 20% of the Company's issued and outstanding shares as of the date of the Meeting (the "Maximum Amount"), as opposed to the difference between the sum of all options previously granted and the Maximum Amount. Accordingly, in the event the Company's issued and outstanding shares remain the same and no further options are issued from the date of this Information Circular, then provided the 2002 Amendment is approved by disinterested shareholders and accepted for filing by TSXV, the Maximum Amount will be 3,540,728 options of which 1,444,501 will be available for grant.

Regulatory Requirements

The Company's common shares trade on the TSXV, which requires that listed companies obtain the approval of their members for stock option plans, where it is a share compensation arrangement which, together with all of the Company's other previously established or proposed share compensation arrangements, could result, at any time, in:

(a)     the number of shares reserved for issuance pursuant to stock options exceeding 10% of the Company's issued and outstanding share capital; or

(b)     the issuance, within a one-year period, of a number of shares exceeding 10% of the Company's issued and outstanding share capital.

Disinterested shareholder approval of stock options must be obtained where:

(a)     a stock option plan, together with all of the Company's other previously established or proposed stock option grants could result at any time in:

     (i)      the number of shares reserved for issuance pursuant to stock options granted to Insiders exceeding 10% of the outstanding issue;

     (ii)      the issuance to Insiders, within a one year period of a number of shares exceeding 10% of the outstanding issue; or

     (iii)      the issuance to any one Insider and such Insider's associates, within a one year period of a number of shares exceeding 5% of the outstanding issue (the ability to grant in excess of 5% per year to Insiders is restricted to Tier 1 issuers). The Company is a Tier 1 issuer.

(b)     the Company is decreasing the exercise price of stock options previously granted to Insiders.

If disinterested shareholder approval is required, the stock option agreement or plan must be approved by a majority of the votes cast by all members at the shareholders' meeting excluding votes attaching to shares owned by:

     (i)      Insiders to whom options may be issued under the stock option plan; and

     (ii)      associates of persons referred to in item (ii) above.

Non-voting and subordinate voting shares are to be given full voting rights in these circumstances.

The term "Insider" is defined in the Securities Act (British Columbia) and generally includes directors, senior officers, the five highest paid employees and holders of greater than 10% of the voting securities of the Company.

The Company's Insiders participate in the Company's 2000 Plan. While it is not expected that Insiders, as a group, will necessarily acquire the majority of shares allocated under the 2000 Plan, it is possible that this could happen.

The number of shares that will be reserved for issuance under the 2002 Amendment may exceed 10% of the Company's issued and outstanding share capital. Accordingly, management will ask disinterested shareholders to approve the 2002 Amendment (see "Disinterested Shareholder Approval" below).

Terms of 2000 Plan and 2002 Amendment (collectively the "Plan")

The Plan will terminate when all of the options have been granted or when the Plan is otherwise terminated by the Company. Any options outstanding when the Plan is terminated will remain in effect until they are exercised or they expire.

The Plan provides that stock options can be issued to directors, senior officers, employees, full-time dependent contractors, part-time dependent contractors and consultants of the Company or any of its affiliates or subsidiaries or to employees of companies providing management or administrative services to the Company.

The Plan provides that it is solely within the discretion of the Board to determine who should receive options and in what amounts.

Options granted under the Plan will be for a term not to exceed 10 years from the date of their grant. The options will be non-assignable except that they will be exercisable by the personal representative of the option holder in the event of the option holder's death.

All stock options and any shares issued on the exercise of stock options will be legended with a four month hold period from the date the stock options are granted.

As the number of options granted by the Company will likely exceed 10% of the Company's issued and outstanding shares, options granted under the terms of the Plan will be exercisable at a price which is not less than the Discounted Market Price (which is the market price less a discount of 25% for a closing price of $0.51 to $2.00 and a discount of 15% for a closing price above $2.00, subject to a minimum of $0.10 and to certain exemptions described in the TSXV policy manual). Options granted to a person who is engaged in investor relations activities will expire within a maximum of 30 days after the optionee ceases to be employed and options granted to all other persons will expire within a maximum of 90 days from the date the optionee ceases to hold their position or office.

All of the other provisions described in this Information Circular regarding the TSXV's policy in respect of stock options are incorporated in the Plan.

The Company will not issue shares pursuant to options granted under the Plan until the shares have been fully paid for. The Company will not provide financial assistance to option holders to assist them in exercising their options.

Disinterested Shareholder Approval

To meet all of the requirements of the TSXV (see "Regulatory Requirements" above), the Company must obtain the approval of its disinterested shareholders by putting the proposal to amend the 2000 Plan and approve the 2002 Amendment to the members for a vote.

For the purposes of the vote, all of the Company's directors and its officers shall be considered Insiders, such that they and their associates may not vote on the matter.

Recommendation

The Company is of the view that the 2002 Amendment provides the Company with the flexibility necessary to attract and maintain the services of senior executives and other employees in competition with other businesses in the industry. Directors shall also have the authority to amend the 2000 Plan to reduce, but not increase, the benefits to its participants if in their discretion it is necessary or advisable in order to obtain any necessary regulatory approvals.

OTHER MATTERS

Management is not aware of any other matters that it anticipates will come before the Meeting as of the date of mailing of this Information Circular.

ON BEHALF OF THE BOARD OF DIRECTORS

"Iain Drummond"

President and Chief Executive Officer